Exhibit 3.14

CHARTER

OF

BANKERS PREFERRED CARE CORPORATION

The undersigned person, having capacity to contract and acting as the incorporator of a corporation for profit under the Tennessee Business Corporation Act, hereby adopts the following Charter for such corporation:

1. The name of the corporation is: Bankers Preferred Care Corporation.

2. The corporation’s initial registered office is located at 200 Powell Place, Brentwood, Tennessee 37027, County of Williamson. The initial registered agent at that office is William B. King.

3. The name and address of the incorporator is Lee C. Dilworth, Esq., Harwell Martin & Stegall, P.C., 172 Second Avenue North, Nashville, Tennessee 37201.

4. The address of the principal office of the corporation shall be 200 Powell Place, Brentwood, Tennessee 37027.

5. The corporation is for profit.

6. The corporation is authorized to issue One Thousand (1,000) shares of common stock, no par value.

7. The business and affairs of the corporation shall be managed by a Board of Directors:

a. The number of directors and their term shall be specified in the By-laws of the corporation;

b. Whenever the Board of Directors is required or permitted to take any action by vote, such actions may be taken without a meeting on written consent setting forth the action so taken, signed by all of the directors, indicating each signing director’s vote or abstention. The affirmative vote of the number of directors that would be necessary to authorize or to take such action at a meeting is an act of the Board of Directors;

c. Any or all of the directors may be removed with cause by a majority vote of the entire Board of Directors.

8. To the fullest extent permitted by the Tennessee Business Corporation Act as the same became effective on January 1, 1988 or as it may thereafter be amended from time to time,

a director of the corporation shall not be liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. If the Tennessee Business Corporation Act is amended, after approval by the shareholders of this provision, to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Tennessee Business Corporation Act, as so amended from time to time. Any repeal or modification of this Section 8 by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification or with respect to events occurring prior to such time.

9. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (hereafter a “proceeding”), by reason of the fact that he is or was a director of the corporation or is or was serving at the request of the corporation as a director of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (hereinafter an “indemnitee”) whether the basis of such proceeding is alleged action in an official capacity as a director or in any other capacity while serving as a director, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the Tennessee Business Corporation Act, as the same became effective on January 1, 1988 or may thereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than such law permitted the corporation to provide prior to such amendment), against all expense, liability and loss (including but not limited to counsel fees, judgments, fines, ERISA, excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. The right to indemnification conferred in this Section 9 shall be a contract right and shall include the right to be paid by the corporation the expenses incurred in any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that an advancement of expenses incurred by an indemnitee shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this Section 9 or otherwise (hereinafter an “undertaking”); the indemnitee furnishes the corporation with a written affirmation of his good faith belief that he has met the standards for indemnification under the Tennessee Business Corporation Act; and a determination is made that the facts then known to those making the determination would not preclude indemnification.

The corporation may indemnify and advance expenses to an officer, employee or agent who is not a director to the same extent as to a director by specific action of its board of directors or by contract.

The rights to indemnification and to the advancement of expenses conferred in this Section 9 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, this Charter, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Tennessee Business Corporation Act.

Dated this 21st day of January, 1991.

/s/ Lee C. Dilworth
Lee C. Dilworth, Incorporator

ARTICLES OF AMENDMENT TO THE CHARTER

OF

BANKERS PREFERRED CARE CORPORATION

Pursuant to the provisions of Section 48-20-106 of the Tennessee Business Corporation Act, the undersigned corporation adopts the following articles of amendment to its charter:

1.	The name of the corporation is: Bankers Preferred Care Corporation.

2.	The amendment as adopted is:

The charter of the corporation shall be amended by deleting item Number 1 thereof and replacing it with a new item Number 1 so that, as amended, item Number 1 shall read as follows:

1.	The name of the corporation is: Long Term Preferred Care, Inc.

3.	The corporation is a for-profit corporation.

4.	This amendment was duly adopted by Unanimous Written Consent Action of the Board of Directors of the Corporation dated June 3, 1991

5.	This amendment shall be effective when these Articles are filed with the Secretary of State.

Dated: June 10, 1991.

BANKERS PREFERRED CARE CORPORATION

/s/ Kenneth L. Keith
Kenneth L. Keith, Secretary

ARTICLES OF AMENDMENT TO THE CHARTER

OF

LONG TERM PREFERRED CARE, INC.

Pursuant to the provisions of Section 48-20-106 of the Tennessee Business Corporation Act, the undersigned corporation adopts the following articles of amendment to its charter:

1.	The purposes for which the Corporation is formed, which shall be in addition to the authority to engage in any lawful act or activity for which corporations may be formed under Section 48-20-106 of the Tennessee Business Corporation Act, are as follows:

To engage generally in all aspects of the marketing, soliciting and receiving applications for long term health care insurance, including acting as an insurance agency.

This amendment was duly adopted by Unanimous Written Consent Action of the Board of Directors of the Corporation dated November 15, 1991.

2.	This amendment shall be effective when these Articles are filed with the Secretary of State.

Dated:	November 20, 1991.

LONG TERM PREFERRED CARE, INC.

/s/ Greg Thurman
Greg Thurman, President

/s/ Kenneth L. Keith
Kenneth L. Keith, Secretary

ARTICLES OF AMENDMENT TO THE CHARTER

OF

LONG TERM PREFERRED CARE, INC.

Pursuant to the provisions of Section 48-20-106 of the Tennessee Business Corporation Act, Long Term Preferred Care, Inc., a Tennessee corporation, adopts the following Articles of Amendment to its charter:

1.	The name of the corporation is Long Term Preferred Care, Inc.

2.	The text of the amendment adopted is as follows:

Item 2 of the Charter is amended to read as follows:

The registered agent of the corporation and the

registered office of the corporation shall be and

hereby are as follows:

Gary L Pierce

200 Powell Place

Brentwood, TN 37027

Williamson County

3.	After the change, the street addresses of the registered office and the business office of the registered agent will be identical.

4.	The corporation is a for-profit corporation.

5.	The amendment was duly adopted as of November 13, 1995 by the Board of Directors and shareholders of the corporation.

These Articles of Amendment to the Charter shall be effective when filed with the Tennessee Secretary of State.

Dated: November 13, 1995	LONG TERM PREFERRED CARE, INC.

	By:	/s/ Kenneth L. Keith
Kenneth L. Keith
President